EXHIBIT 10.1

THIS AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE AMENDS AND RESTATES THE CONVERTIBLE PROMISSORY NOTE WHICH WAS ORIGINALLY ISSUED BY THE COMPANY TO THE HOLDER (AS DEFINED BELOW) ON FEBRUARY 12, 2010 (“ORIGINAL ISSUANCE DATE”).  THE HOLDER DID NOT PAY ANY ADDITIONAL CONSIDERATION FOR THE AMENDMENTS MADE TO THIS NOTE, AND FOR PURPOSES OF RULE 144 PROMULGATED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, THIS NOTE SHALL BE DEEMED TO HAVE BEEN ISSUED ON ORIGINAL ISSUANCE DATE.

Principal Amount: $740,578.00	Issue Date: February 15, 2011

AMENDED AND RESTATED CONVERTIBLE PROMISSORY NOTE

FOR VALUE RECEIVED, AETHLON MEDICAL, INC., a Nevada corporation (hereinafter called “Borrower”), hereby promises to pay to the order of GEMINI MASTER FUND, LTD., c/o Gemini Strategies, LLC, 135 Liverpool Drive, Suite C, Cardiff, California 92007 (the “Holder”), without demand, the sum of Seven Hundred Forty Thousand Five Hundred Seventy-Eight  Dollars ($740,578.00 ) (“Principal Amount”), with interest accruing thereon, on October 1, 2011 (the “Maturity Date”), if not sooner paid.  This Note Amends and Restates in its entirety the Note issued by Borrower to Holder on February 12, 2010.

This Convertible Promissory Note (“Note”) is being issued pursuant to that certain Securities Purchase Agreement entered into between the Borrower and the Holder dated February12, 2010 (“Securities Purchase Agreement” or “Subscription Agreement”); capitalized terms used herein and not otherwise defined shall have the meaning set forth in the Subscription Agreement.

ARTICLE I

GENERAL PROVISIONS

1.1           Interest Rate.   Interest payable on this Note shall accrue at the annual rate of ten percent (10%) and be payable on the first business day of each month and on the Maturity Date, accelerated or otherwise, when the principal and remaining accrued but unpaid interest shall be due and payable, or sooner as described below.

1.2           Payment Grace Period.  The Borrower shall not have any grace period to pay any monetary amounts due under this Note.  During the pendency of an Event of Default (as described in Article III), a default interest rate of fifteen percent (15%) per annum shall be in effect.

1.3           Conversion Privileges.  The Conversion Rights set forth in Article II shall remain in full force and effect immediately from the date hereof and until the Note is paid in full regardless of the occurrence of an Event of Default.  This Note shall be payable in full on the Maturity Date, unless previously converted into Common Stock in accordance with Article II hereof.

1.4           No Prepayment.  This Note may not be prepaid or redeemed in whole or in part without the prior written consent of the Holder.

ARTICLE II

CONVERSION RIGHTS

The Holder shall have the right to convert the principal and any interest due under this Note into shares (“Conversion Shares”) of the Borrower's Common Stock, $.001 par value per share (“Common Stock”) as set forth below.

2.1.           Conversion into the Borrower's Common Stock.

(a)           The Holder shall have the right at any time and from time to time to convert any outstanding and unpaid principal portion of this Note, and accrued interest, at the election of the Holder (the date of giving of such notice of conversion being a "Conversion Date") into fully paid and non-assessable shares of Common Stock as such stock exists on the date of issuance of this Note, or any shares of capital stock of Borrower into which such Common Stock shall hereafter be changed or reclassified, at the conversion price as defined in Section 2.1(b) hereof (the "Conversion Price"), determined as provided herein.  Upon delivery to the Borrower of a completed Notice of Conversion, a form of which is annexed hereto as Exhibit A, Borrower shall issue and deliver to the Holder within three (3) business days after the Conversion Date (such third day being the “Delivery Date”) that number of shares of Common Stock for the portion of the Note converted in accordance with the foregoing.  At the election of the Holder, the Borrower will deliver accrued but unpaid interest on the Note, if any, through the Conversion Date directly to the Holder on or before the Delivery Date.  The number of shares of Common Stock to be issued upon each conversion of this Note shall be determined by dividing that portion of the principal of the Note and interest, if any, to be converted, by the Conversion Price.

(b) Subject to adjustment as provided in Section 2.1(c) hereof, the conversion price per share shall be equal to eighty percent (80%) of the average of the three lowest closing bid prices of the Common Stock as reported by Bloomberg L.P. on the Principal Market for the twenty (20) trading days preceding the Conversion Date, provided that in no event will the Conversion Price be more than $0.30 (“Max Price”).  For clarification, in connection with any adjustment to the Conversion Price pursuant to subsection (c) below, such Max Price figure shall be adjusted accordingly.

(c)  The Conversion Price and number and kind of shares or other securities to be issued upon conversion determined pursuant to Section 2.1(a), shall be subject to adjustment from time to time upon the happening of certain events while this conversion right remains outstanding, as follows:

A.           Merger, Sale of Assets, etc.  If (A) the Borrower effects any merger or  consolidation of the Borrower with or into another entity, (B) the Borrower effects any sale of all or substantially all of its assets in one or a series of related transactions,  (C) any tender offer or exchange offer (whether by the Borrower or another entity) is completed pursuant to which holders of Common Stock are permitted to tender or exchange their shares for other securities, cash or property, (D) the Borrower consummates a stock purchase agreement or other business combination (including, without limitation, a reorganization, recapitalization, spin-off or scheme of arrangement) with one or more persons or entities whereby such other persons or entities acquire more than the 50% of the outstanding shares of Common Stock (not including any shares of Common Stock held by such other persons or entities making or party to, or associated or affiliated with the other persons or entities making or party to, such stock purchase agreement or other business combination), (E) any "person" or "group" (as these terms are used for purposes of Sections 13(d) and 14(d) of the 1934 Act) is or shall become the "beneficial owner" (as defined in Rule 13d-3 under the 1934 Act), directly or indirectly, of 50% of the aggregate Common Stock of the Borrower, or (F) the Borrower effects any reclassification of the Common Stock or any compulsory share exchange pursuant to which the Common Stock is effectively converted into or exchanged for other securities, cash or property (in any such case, a "Fundamental  Transaction"), this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to convert into such number and kind of shares or other securities and property as would have been issuable or distributable on account of such Fundamental Transaction, upon or with respect to the securities subject to the conversion right immediately prior to such Fundamental Transaction.  The foregoing provision shall similarly apply to successive Fundamental Transactions of a similar nature by any such successor or purchaser.  Without limiting the generality of the foregoing, the anti-dilution provisions of this Section shall apply to such securities of such successor or purchaser after any such Fundamental Transaction.

B.           Reclassification, etc.  If the Borrower at any time shall, by reclassification or otherwise, change the Common Stock into the same or a different number of securities of any class or classes that may be issued or outstanding, this Note, as to the unpaid principal portion thereof and accrued interest thereon, shall thereafter be deemed to evidence the right to purchase an adjusted number of such securities and kind of securities as would have been issuable as the result of such change with respect to the Common Stock immediately prior to such reclassification or other change.

C.           Stock Splits, Combinations and Dividends.  If the shares of Common Stock are subdivided or combined into a greater or smaller number of shares of Common Stock, or if a dividend is paid on the Borrower’s capital stock in shares of Common Stock, the Conversion Price shall be proportionately reduced in case of subdivision of shares or stock dividend or proportionately increased in the case of combination of shares, in each such case by the ratio which the total number of shares of Common Stock outstanding immediately after such event bears to the total number of shares of Common Stock outstanding immediately prior to such event.

D.           Share Issuance.   So long as this Note is outstanding, if the Borrower shall issue any Common Stock except for the Exempt Issuances, prior to the complete conversion or payment of this Note, for a consideration per share that is less than the Conversion Price that would be in effect at the time of such issue, then, and thereafter successively upon each such issuance, the Conversion Price shall be reduced to such other lower issue price.  For purposes of this adjustment, the issuance of any security or debt instrument of the Borrower carrying the right to convert such security or debt instrument into Common Stock or of any warrant, right or option to purchase Common Stock shall result in an adjustment to the Conversion Price upon the issuance of the above-described security, debt instrument, warrant, right, or option and again upon the issuance of shares of Common Stock upon exercise of such conversion or purchase rights if such issuance is at a price lower than the then applicable Conversion Price.  Common Stock issued or issuable by the Borrower for no consideration will be deemed issuable or to have been issued for $0.001 per share of Common Stock.  The reduction of the Conversion Price described in this paragraph is in addition to the other rights of the Holder described in the Subscription Agreement.  For clarification, following any Subsequent Issuance which has a fixed conversion price less than the then applicable Max Price, the Max Price shall be reduced to equal such conversion fixed price.

E.           Pro Rata Distributions.   If the Borrower, at any time while this Note is outstanding, distributes to all holders of Common Stock  evidences of its indebtedness or assets (including cash and cash dividends) or rights or warrants to subscribe for or purchase any security (other than the Common Stock, which shall be subject to subsection (C) above), then in each such case the Conversion Price shall be adjusted by multiplying such Conversion Price in effect immediately prior to the record date fixed for determination of stockholders entitled to receive such distribution by a fraction of which the denominator shall be the VWAP determined as of the record date mentioned above, and of which the numerator shall be such VWAP on such record date less the then fair market value at such record date of the portion of such assets or evidence of indebtedness so distributed applicable to 1 outstanding share of the Common Stock as determined by the Board of Directors of the Borrower in good faith.  In either case the adjustments shall be described in a statement delivered to the Holder describing the portion of assets or evidences of indebtedness so distributed or such subscription rights applicable to 1 share of Common Stock.  Such adjustment shall be made whenever any such distribution is made and shall become effective immediately after the record date mentioned above.

(d)           Whenever the Conversion Price is adjusted pursuant to Section 2.1(c) above, the Borrower shall promptly mail to the Holder a notice setting forth the Conversion Price after such adjustment and setting forth a statement of the facts requiring such adjustment.

(e)           During the period the conversion right exists, Borrower will reserve from its authorized and unissued Common Stock not less than an amount of Common Stock equal to 150% of the amount of shares of Common Stock issuable upon the full conversion of this Note.  Borrower represents that upon issuance, such shares will be duly and validly issued, fully paid and non-assessable.  Borrower agrees that its issuance of this Note shall constitute full authority to its officers, agents, and transfer agents who are charged with the duty of executing and issuing stock certificates to execute and issue the necessary certificates for shares of Common Stock upon the conversion of this Note.

2.2           Method of Conversion.  This Note may be converted by the Holder in whole or in part as described in Section 2.1(a) hereof.  Upon partial conversion of this Note, a new Note containing the same date and provisions of this Note shall, at the request of the Holder, be issued by the Borrower to the Holder for the principal balance of this Note and interest which shall not have been converted or paid.

2.3.             Maximum Conversion; Common Stock Issuance Limitation.

(A)  Notwithstanding anything to the contrary contained herein, the Borrower shall not effect any conversion of this Note, and the Holder shall not have the right to convert any portion of this Note (or otherwise acquire Conversion Shares with respect to this Note), to the extent that after giving effect to the issuance of Common Stock upon such conversion (or other issuance), the Holder Group would beneficially own in excess of the Maximum Ownership Percentage of the number of shares of the Common Stock outstanding immediately after giving effect to the issuance of shares of Common Stock upon such conversion (including for such purpose the shares of Common Stock issuable upon such conversion or issuance) (“Beneficial Ownership Limitation”).  For purposes of calculating the Beneficial Ownership Limitation, the number of shares of Common Stock beneficially owned by the Holder Group shall be determined in accordance with Section 13(d) of the Exchange Act and the rules and regulations promulgated thereunder (including without limitation Regulation 13D-G), provided, however, that such beneficial ownership shall exclude any shares of Common Stock issuable upon conversion, exchange or exercise of (or purchase of Common Stock under) any Convertible Securities or Options outstanding at the time of determination and beneficially owned by the Holder Group which contain a limitation on conversion, exchange, exercise or purchase analogous to the Beneficial Ownership Limitation contained herein.  To the extent that the Beneficial Ownership Limitation contained herein applies, the determination of whether and to what extent this Note is convertible (vis-à-vis other Convertible Securities or Options, including without limitation other Notes and the Warrant, beneficially owned by the Holder Group) shall be on the basis of first submission to the Borrower for conversion, exchange, exercise or purchase, as the case may be, or as otherwise determined in the sole discretion of the Holder, and the submission of a Notice of Conversion shall be deemed to be the Holder’s determination of whether and to what extent this Note is convertible (vis-à-vis such other Convertible Securities or Options), in each case subject to the Beneficial Ownership Limitation.  In determining the number of outstanding shares of Common Stock for purposes of calculating the Beneficial Ownership Limitation, the Holder may rely on the number of outstanding shares of Common Stock as reflected in (i) the Borrower’s most recent Periodic Report containing such information, (ii) a more recent public announcement by the Borrower, or (iii) any other notice or disclosure by the Borrower or the Borrower’s Transfer Agent setting forth the number of shares of Common Stock outstanding, and the Holder may rely on knowledge it may have concerning any shares of Common Stock issued which are not reflected in the preceding clauses (i) through (iii) (e.g., issuances to the Holder upon a prior Note conversion since the date as of which such number of outstanding shares of Common Stock was reported).  Upon the written or oral request of the Holder, the Borrower shall within two (2) Business Days confirm orally and in writing to the Holder the number of shares of Common Stock then outstanding.  Each delivery of a Notice of Conversion by the Holder will constitute a representation by the Holder that it has evaluated the limitation set forth in this Section 4(c) and determined, based on this Section 4(c), that the issuance of the full number of Conversion Shares requested in such Notice of Conversion is permitted under this Section 4(c), and the Borrower shall have no obligation to verify or confirm such determination.  No conversion of this Note in violation of this Section 4(c) but otherwise in accordance with this Note shall affect the status of the Conversion Shares as validly issued, fully-paid and nonassessable.  By written notice to the Borrower, the Holder may at any time and from time to time increase or decrease the Maximum Ownership Percentage to any other percentage specified in such notice (or specify that the Beneficial Ownership Limitation shall no longer be applicable), provided, however, that (A) any such increase (or inapplicability) shall not be effective until the sixty-first (61st) day after such notice is delivered to the Borrower, (B) any such increase or decrease shall apply only to the Holder and not to any other holder of Notes, and (C) the Maximum Ownership Percentage shall not be less than 4.9%.  The provisions of this Section 4(c) shall be construed and implemented in a manner otherwise than in strict conformity with the terms of this Section 4(c) to correct this provision (or any portion hereof) which may be defective or inconsistent with the intended Beneficial Ownership Limitation contained herein or to make changes or supplements necessary or desirable to properly give effect to such limitation.  The Beneficial Ownership Limitation contained in this Section shall apply to a successor Holder of this Note.  If at any time the Beneficial Ownership Limitation makes this Note unconvertible in whole or in part, the Borrower shall not by reason thereof be relieved of its obligation to issue shares of Common Stock at any time or from time to time thereafter upon conversion of this Note as and when shares of Common Stock may be issued in compliance with such limitation. Notwithstanding any provision of this Note or any other Transaction Document to the contrary, as of the date of this Note, the Maximum Ownership Percentage calculated in accordance with this Section 2.3(A) shall equal 9.99%.

(B)             Notwithstanding any provision of this Note or any other Transaction Document to the contrary, the number of shares of Common Stock that may be issued to the Holder pursuant to a conversion of this Note after the date hereof, combined with an exercise of the Exchange Warrant (as defined in the Settlement Agreement dated as of November 22, 2010 between Holder and the Borrower (the "Settlement Agreement")), shall not exceed a cap determined by (a) dividing the sum of (i) the original principal amount of the Note ($740,578), plus (ii) an amount equal to all interest that would accrue under the Note during its term (assuming no payment of principal or interest are made after the date hereof but prior to the Maturity Date), by a price per share of Common Stock equal to $0.16 (subject to adjustment pursuant to Section 2.1(c) of this Note) and (b) then adding the sum calculated pursuant to the foregoing clause (a) to the maximum number of Warrant Shares (as defined in the Exchange Warrant) that may be acquired by the holder thereof upon exercise of the Exchange Warrant (regardless of whether such exercise is a cashless exercise).

2.4           Delivery of Conversion Shares.

(a) Upon the conversion of this Note or part thereof, the Borrower shall, at its own cost and expense, take all necessary action, including obtaining and delivering an opinion of counsel, to assure that the Borrower's transfer agent shall issue stock certificates in the name of Holder (or its permitted nominee) or such other persons as designated by Holder and in such denominations to be specified at conversion representing the number of shares of Common Stock issuable upon such conversion. If such opinion of counsel is not rendered by the Borrower's counsel, Borrower shall instruct its transfer agent to accept an opinion of counsel selected by the Holder.

(b) Within three (3) business days (such third business day being the "Unlegended Shares Delivery Date") after the business day on which the Borrower has received (i) a notice that Conversion Shares, or any other Common Stock held by Holder has been sold pursuant to a registration statement or Rule 144 under the 1933 Act, (ii) a representation that the prospectus delivery requirements, or the requirements of Rule 144, as applicable and if required, have been satisfied, (iii) the original share certificates representing the shares of Common Stock that have been sold, and (iv) in the case of sales under Rule 144, customary representation letters of the Holder and, if required, Holder's broker regarding compliance with the requirements of Rule 144, the Borrower at its expense, (y) shall deliver, and shall cause legal counsel selected by the Borrower to deliver to its transfer agent (with copies to Holder) an appropriate instruction and opinion of such counsel, directing the delivery of shares of Common Stock without any legends (the "Unlegended Shares"); and (z) cause the transmission of the certificates representing the Unlegended Shares together with a legended certificate representing the balance of the submitted Common Stock certificate, if any, to the Holder at the address specified in the notice of sale, via express courier, by electronic transfer or otherwise on or before the Unlegended Shares Delivery Date.

(c) In lieu of delivering physical certificates representing the Unlegended Shares, upon request of Holder, so long as the certificates therefor do not bear a legend and the Holder is not obligated to return such certificate for the placement of a legend thereon, the Borrower shall cause its transfer agent to electronically transmit the Unlegended Shares by crediting the account of Holder's prime broker with the Depository Trust Company through its Deposit Withdrawal Agent Commission system, if such transfer agent participates in such DWAC system. Such delivery must be made on or before the Unlegended Shares Delivery Date.

(d) The Borrower understands that a delay in the delivery of the Unlegended Shares pursuant to Section later than the Unlegended Shares Delivery Date could result in economic loss to the Holder. As compensation to the Holder for such loss, the Borrower agrees to pay late payment fees (as liquidated damages and not as a penalty) to the Holder for late delivery of Unlegended Shares in the amount of $100 per business day after the Delivery Date for each $10,000 of purchase price of the Unlegended Shares subject to the delivery default. If during any 360 day period, the Borrower fails to deliver Unlegended Shares as required by this Section for an aggregate of thirty days, then each Holder or assignee holding Securities subject to such default may, at its option, require the Borrower to redeem all or any portion of the Shares subject to such default at a price per share equal to the greater of (i) 120%, or (ii) a fraction in which the numerator is the highest closing price of the Common Stock during the aforedescribed thirty day period and the denominator of which is the lowest conversion price during such thirty day period, multiplied by the price paid by Holder for such Common Stock ("Unlegended Redemption Amount"). The Borrower shall pay any payments incurred under this Section in immediately available funds upon demand.

(e) In the event a Holder shall request delivery of Unlegended Shares as described in this Section and the Borrower is required to deliver such Unlegended Shares pursuant to this Section, the Borrower may not refuse to deliver Unlegended Shares based on any claim that the Holder or anyone associated or affiliated with the Holder has been engaged in any violation of law, or for any other reason, unless, an injunction or temporary restraining order from a court, on notice, restraining and or enjoining delivery of the Unlegended Shares shall have been sought and obtained by the Borrower and the Borrower has posted a surety bond for the benefit of such Holder in the amount of 120% of the amount of the aggregate purchase price of the Common Stock which are subject to the injunction or temporary restraining order, which bond shall remain in effect until the completion of arbitration/litigation of the dispute and the proceeds of which shall be payable to the Holder to the extent Holder obtains judgment in Holder's favor.

(f) In addition to any other rights available to Holder, if the Borrower fails to deliver to a Holder Unlegended Shares as required pursuant to this Note and after the Unlegended Shares Delivery Date, the Holder or a broker on the Holder's behalf, purchases (in an open market transaction or otherwise) shares of common stock to deliver in satisfaction of a sale by such Holder of the shares of Common Stock which the Holder was entitled to receive from the Borrower (a "Buy-In"), then the Borrower shall pay in cash to the Holder (in addition to any remedies available to or elected by the Holder) the amount by which (A) the Holder's total purchase price (including brokerage commissions, if any) for the shares of common stock so purchased exceeds (B) the aggregate purchase price of the shares of Common Stock delivered to the Borrower for reissuance as Unlegended Shares together with interest thereon at a rate of 15% per annum accruing until such amount and any accrued interest thereon is paid in full (which amount shall be paid as liquidated damages and not as a penalty). For example, if a Holder purchases shares of Common Stock having a total purchase price of $11,000 to cover a Buy-In with respect to $10,000 of purchase price of shares of Common Stock delivered to the Borrower for reissuance as Unlegended Shares, the Borrower shall be required to pay the Holder $1,000, plus interest. The Holder shall provide the Borrower written notice indicating the amounts payable to the Holder in respect of the Buy-In.

(g) In the event commencing six months after the Closing Date and ending twenty-four months thereafter, the Holder is not permitted to resell any of the Conversion Shares without any restrictive legend or if such sales are permitted but subject to volume limitations or further restrictions on resale as a result of the unavailability to Holder of Rule 144(b)(1)(i) under the 1933 Act or any successor rule (a "144 Default"), for any reason other than as a result of an action taken or omitted to be taken by Holder, and except for Holder's status as an Affiliate or "control person" of the Borrower, then the Borrower shall pay such Holder as liquidated damages and not as a penalty an amount equal to two percent (2%) for each thirty days (or such lesser pro-rata amount for any period less than thirty days) thereafter of the purchase price of the Conversion Shares subject to such 144 Default during the pendency of the 144 Default. Liquidated Damages shall not be payable pursuant to this Section in connection with Shares for such times as such Shares may be sold by the holder thereof without volume or other restrictions pursuant to Rule 144(b)(1)(i) promulgate under the 1933 Act or pursuant to an effective registration statement.

ARTICLE III

EVENT OF DEFAULT

The occurrence of any of the following events of default ("Event of Default") shall, at the option of the Holder hereof, make all sums of principal and interest then remaining unpaid hereon and all other amounts payable hereunder immediately due and payable, upon demand, without presentment, or grace period, all of which hereby are expressly waived, except as set forth below:

3.1           Failure to Pay Principal or Interest.  The Borrower fails to pay any installment of principal, interest or other sum due under this Note when due.

3.2           Breach of Covenant.  The Borrower breaches any material covenant or other term or condition of the Subscription Agreement, Transaction Documents or this Note in any material respect and such breach, if subject to cure, continues for a period of ten (10) business days after written notice to the Borrower from the Holder.

3.3           Breach of Representations and Warranties.  Any material representation or warranty of the Borrower made herein, in the Subscription Agreement, Transaction Documents, or in any agreement, written statement or certificate given in writing pursuant hereto or in connection therewith shall be false or misleading in any material respect as of the date made and the Closing Date.

3.4           Liquidation.   Any dissolution, liquidation or winding up of Borrower or any substantial portion of its business.

3.5           Cessation of Operations.   Any cessation of operations by Borrower or Borrower admits it is otherwise generally unable to pay its debts as such debts become due.

3.6           Maintenance of Assets.   The failure by Borrower to maintain any material intellectual property rights, personal, real property or other assets which are necessary to conduct its business (whether now or in the future).

3.7           Receiver or Trustee.  The Borrower or any Subsidiary of Borrower shall make an assignment for the benefit of creditors, or apply for or consent to the appointment of a receiver or trustee for it or for a substantial part of its property or business; or such a receiver or trustee shall otherwise be appointed.

3.8           Judgments.  Any money judgment, writ or similar final process shall be entered or filed against Borrower or any of its property or other assets for more than $100,000, unless stayed vacated or satisfied within forty-five (45) days.

3.9           Bankruptcy.  Bankruptcy, insolvency, reorganization or liquidation proceedings or other proceedings or relief under any bankruptcy law or any law, or the issuance of any notice in relation to such event, for the relief of debtors shall be instituted by or against the Borrower or any Subsidiary of Borrower.

3.10           Delisting.   Delisting of the Common Stock from any Eligible Market; failure to comply with the requirements for continued listing on an Eligible Market for a period of ten (10) consecutive trading days.

3.11           Non-Payment.   A default by the Borrower under any one or more obligations in an aggregate monetary amount in excess of $100,000 for more than twenty (20) days after the due date, unless the Borrower is contesting the validity of such obligation in good faith.

3.12           Stop Trade.  An SEC or judicial stop trade order or Principal Market trading suspension that lasts for five or more consecutive trading days.

3.13           Failure to Deliver Common Stock or Replacement Note.  Borrower's failures to timely deliver Common Stock to the Holder pursuant to and in the form required by this Note, including without limitation Section 2.4 above, or, if required, a replacement Note.

3.14           Reservation Default.   Failure by the Borrower to have reserved for issuance upon conversion of the Note or upon exercise of the Warrants issued in connection with the Subscription Agreement, the number of shares of Common Stock as required in the Subscription Agreement, this Note and the Warrants.

3.15           Financial Statement Restatement.  The restatement after the date hereof of any financial statements filed by the Borrower with the Securities and Exchange Commission for any date or period from two years prior to the Issue Date of this Note and until this Note is no longer outstanding, if the result of such restatement would, by comparison to the unrestated financial statements, have constituted a Material Adverse Effect.

3.16           Other Note Default.  The occurrence of any Event of Default under any Other Note.

3.17           Cross Default.  A default by the Borrower of a material term, covenant, warranty or undertaking of any other agreement to which the Borrower and Holder are parties, or the occurrence of a material event of default under any such other agreement to which Borrower and Holder are parties which is not cured after any required notice and/or cure period.

ARTICLE IV

MISCELLANEOUS

4.1           Failure or Indulgence Not Waiver.  No failure or delay on the part of the Holder hereof in the exercise of any power, right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power or privilege.  All rights and remedies existing hereunder are cumulative to, and not exclusive of, any rights or remedies otherwise available.

4.2           Notices.  All notices, demands, requests, consents, approvals, and other communications required or permitted hereunder shall be in writing and, unless otherwise specified herein, shall be (i) personally served, (ii) deposited in the mail, registered or certified, return receipt requested, postage prepaid, (iii) delivered by reputable air courier service with charges prepaid, or (iv) transmitted by hand delivery, telegram, or facsimile (or email of a PDF or similar image format file for delivery of Notices of Conversion), addressed as set forth below or to such other address as such party shall have specified most recently by written notice.  Any notice or other communication required or permitted to be given hereunder shall be deemed effective (a) upon hand delivery or delivery by facsimile, with accurate confirmation generated by the transmitting facsimile machine, at the address or number designated below (if delivered on a business day during normal business hours where such notice is to be received), or the first business day following such delivery (if delivered other than on a business day during normal business hours where such notice is to be received) or (b) on the first business day following the date of mailing by express courier service, fully prepaid, addressed to such address, or upon actual receipt of such mailing, whichever shall first occur.  The addresses for such communications shall be: (i) if to the Borrower to: Aethlon Medical, Inc., 8910 University Center Lane, Suite 660, San Diego, CA 92122, Attn: James A. Joyce, CEO, facsimile: (858) 272-2738, Email: jj@aethlonmedical.com, with a copy (not for Notices of Conversion) by telecopier only to: Law Office of Jennifer A. Post, 9320 Wilshire Boulevard, Suite 306, Beverly Hills, California 90212, Attn: Jennifer A. Post, Esq., facsimile: (800) 783–2983, and (ii) if to the Holder, to the name, address and facsimile number set forth on the front page of this Note.

4.3           Amendment Provision.  The term “Note” and all reference thereto, as used throughout this instrument, shall mean this instrument as originally executed, or if later amended or supplemented, then as so amended or supplemented.

4.4           Assignability.  This Note shall be binding upon the Borrower and its successors and assigns, and shall inure to the benefit of the Holder and its successors and assigns.  The Borrower may not assign its obligations under this Note.

4.5           Cost of Collection.  If default is made in the payment of this Note, Borrower shall pay the Holder hereof reasonable costs of collection, including reasonable attorneys’ fees.

4.6           Governing Law.  This Note shall be governed by and construed in accordance with the laws of the State of New York without regard to conflicts of laws principles that would result in the application of the substantive laws of another jurisdiction.  Any action brought by either party against the other concerning the transactions contemplated by this Agreement must be brought only in the civil or state courts of New York or in the federal courts located in the State and county of New York.  Both parties and the individual signing this Agreement on behalf of the Borrower agree to submit to the jurisdiction of such courts.  The prevailing party shall be entitled to recover from the other party its reasonable attorney's fees and costs.  In the event that any provision of this Note is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform with such statute or rule of law. Any such provision which may prove invalid or unenforceable under any law shall not affect the validity or unenforceability of any other provision of this Note. Nothing contained herein shall be deemed or operate to preclude the Holder from bringing suit or taking other legal action against the Borrower in any other jurisdiction to collect on the Borrower's obligations to Holder, to realize on any collateral or any other security for such obligations, or to enforce a judgment or other decision in favor of the Holder.

4.7           Maximum Payments.  Nothing contained herein shall be deemed to establish or require the payment of a rate of interest or other charges in excess of the maximum rate permitted by applicable law.  In the event that the rate of interest required to be paid or other charges hereunder exceed the maximum rate permitted by applicable law, any payments in excess of such maximum rate shall be credited against amounts owed by the Borrower to the Holder and thus refunded to the Borrower.

4.8           Non-Business Days.   Whenever any payment or any action to be made shall be due on a Saturday, Sunday or a public holiday under the laws of the State of New York, such payment may be due or action shall be required on the next succeeding business day and, for such payment, such next succeeding day shall be included in the calculation of the amount of accrued interest payable on such date.

4.9           Redemption.  This Note may not be prepaid, redeemed or called without the consent of the Holder.

4.10           Shareholder Status.  The Holder shall not have rights as a shareholder of the Borrower with respect to unconverted portions of this Note.  However, the Holder will have the rights of a shareholder of the Borrower with respect to the Shares of Common Stock to which it is entitled  to receive after delivery by the Holder of a Conversion Notice to the Borrower.

[Signature Page Follows]

IN WITNESS WHEREOF, Borrower has caused this Note to be signed in its name by an authorized officer as of the 15th day of February, 2011.

AETHLON MEDICAL, INC.

By: /s/ James Joyce
Name: James Joyce
Title: Chief Executive Officer

WITNESS:

/s/ James Frakes

NOTICE OF CONVERSION

(To be executed by the Registered Holder in order to convert the Note)

The undersigned hereby elects to convert $_________ of the principal and $_________ of the interest due on the Note issued by AETHLON MEDICAL, INC. on February 15, 2011 into Shares of Common Stock of AETHLON MEDICAL, INC. (the “Borrower”) according to the conditions set forth in such Note, as of the date written below.

Date of Conversion:____________________________________________________________________

Conversion Price:______________________________________________________________________

Number of Shares of Common Stock Beneficially Owned on the Conversion Dat AETHLON MEDICAL, INC.

Shares To Be Delivered:_________________________________________________________________

Signature:____________________________________________________________________________

Print Name:__________________________________________________________________________

Address:_____________________________________________________________________________

   ____________________________________________________________________________